THE INSURED           RICHARD ROE            VARIABLE
                                               LIFE INSURANCE
 POLICY OWNER           RICHARD ROE            POLICY

                                               EQUITABLE
  FACE AMOUNT           $100,000               VARIABLE LIFE INSURANCE COMPANY
                                                        [EVLICO LOGO]
POLICY NUMBER           SPECIMEN


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                         A Stock Life Insurance Company

Agrees

o To pay the insurance benefits of this policy to the Beneficiary upon receiving proof of the Insured's death; and

o To provide you (the policy Owner) with the other rights and benefits of this policy.

These agreements are subject to the provisions of this policy.

THE DEATH BENEFIT OF THIS POLICY DURING THE FIRST POLICY YEAR WILL EQUAL THE FACE AMOUNT SHOWN ON PAGE 3. THEREAFTER, IT MAY INCREASE OR DECREASE EACH YEAR AS DESCRIBED ON PAGE 4 DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE, BUT SHALL NEVER BE LESS THAN THE FACE AMOUNT.

THE ACCOUNT VALUE AND THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. THEY MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

The amount of the single premium for this policy is shown on page 3.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the later of:
(a) the 10th day after you receive it; or (b) the 45th day after Part 1 of the application was signed. If you do this, we will refund the premium that was paid.

SPECIMEN                                   SPECIMEN

   Kevin Keefe        Secretary              Donald J. Mooney         President

          Single Premium Whole Life Plan -- Level Face Amount. Variable insurance payable upon death. Guaranteed Minimum Death Benefit.
          Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 83-09

                                  [EVLICO LOGO]
                     1285 Avenue of the Americas, New York,

CONTENTS

Insurance benefits    2
Policy owner and beneficiary    4
Death Benefit    4

Account Value    4
Cash Value    4
Loans    5

The Separate Accounts    5
Investment Options,
   allocations, transfers    6

Exchange of Policy    6
General Provisions    7
Payment Options    8
Basis of Values   10
(Net rates of return, variable adjustment amount, benefit base, calculation of Account Values)

A copy of the application for this policy is at the back of the policy.

IN THIS POLICY:

"We," "our" and "us" mean Equitable Variable Life Insurance Company.

"You" and "your" mean the Owner of the policy at the time an Owner's right is exercised.

ADMINISTRATIVE OFFICE

The address of our Administrative Office is shown on page 3. You should send requests to that address unless instructed otherwise.


                               INSURANCE BENEFITS

The insurance benefits we pay at the insured's death include:

  o the Death Benefit described on page 4;

  o minus any loan (and loan interest) on the policy.

We will add interest to the resulting amount for the period from the date of death to the date of payment. It will be computed at the interest rate we are then paying under the Deposit Option on page 8.

Payment of these benefits may be affected by other provisions of this policy. See the Suicide Exclusion, Incontestability and Age and Sex clauses on page 7. Special exclusions or limitations (if any ) are listed on page 3.


No. 83-09                          Page 2

    THE INSURED      RICHARD ROE            REGISTER DATE       JAN 1, 1984

   POLICY OWNER      RICHARD ROE            DATE OF ISSUE       JAN 1, 1984

    FACE AMOUNT      $100,000               ISSUE AGE, SEX      35 MALE

  POLICY NUMBER      SPECIMEN               BENEFICIARY         MARGARET H. ROE

       STATE OF
      RESIDENCE      SPECIMEN STATE

************************* BENEFITS AND PREMIUMS TABLE **************************

BENEFITS                         SINGLE PREMIUM
                                 FOR THIS POLICY

LIFE INSURANCE - VARIABLE        $25,890.82

THE SINGLE PREMIUM IS $25,890.82 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE FOLLOWING DEDUCTIONS ARE MADE FROM THE SINGLE PREMIUM:
                         ADMINISTRATIVE EXPENSE:  $200.00
                         STATE PREMIUM TAX:        517.82
THE NET SINGLE PREMIUM AMOUNT ALLOCATED TO THE SEPARATE ACCOUNT(S) IS
$25,173.00.

************** INVESTMENT ALLOCATION OF NET SINGLE PREMIUM AMOUNT**************

                            SEPARATE ACCOUNT I    50%
                            SEPARATE ACCOUNT II   50%



******* ADMINISTRATIVE OFFICE: EQUITABLE VARIABLE LIFE INSURANCE COMPANY *******
                               SPECIMEN REGIONAL SERVICE CENTER
                               100 SPECIMEN ST.
                               CITY, STATE 10001



V83-09-3                             Page 3

     THE INSURED       RICHARD ROE             REGISTER DATE        JAN 1, 1984

     FACE AMOUNT       $100,000                DATE OF ISSUE        JAN 1, 1984

   POLICY NUMBER       SPECIMEN                ISSUE AGE, SEX       35 MALE


******************************** TABULAR VALUES ********************************

THE ACCOUNT  VALUE AND CASH VALUE OF THIS POLICY MAY BE  GREATER OR LESS THAN
            AMOUNTS SHOWN AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT
             SEE PAGE 4 FOR ACCOUNT VALUE AND CASH VALUE PROVISIONS

                     TABULAR VALUES AT ENDS OF POLICY YEARS


               END OF                               TABULAR                             TABULAR
             POLICY YEAR                        ACCOUNT VALUES                        CASH VALUES

                  1                                 $26,019                               $23,960
                  2                                  26,892                                24,984
                  3                                  27,790                                26,050
                  4                                  28,712                                27,158
                  5                                  29,659                                28,309
                  6                                  30,630                                29,504
                  7                                  31,623                                30,743
                  8                                  32,641                                32,030
                  9                                  33,683                                33,364
                 10                                  34,748                                34,748
                 11                                  35,837                                35,837
                 12                                  36,951                                36,951
                 13                                  38,089                                38,089
                 14                                  39,252                                39,252
                 15                                  40,440                                40,440
                 16                                  41,653                                41,653
                 17                                  42,888                                42,888
                 18                                  44,143                                44,143
                 19                                  45,416                                45,416
                 20                                  46,704                                46,704
               AGE 60                                53,364                                53,364
               AGE 62                                56,124                                56,124
               AGE 65                                60,301                                60,301
               AGE 70                                67,206                                67,206


THESE VALUES DO NOT REFLECT LOANS.  VALUES NOT SHOWN WILL BE FURNISHED ON
REQUEST.


V83-09-3A                        Page 3A

                          TABLE OF NET SINGLE PREMIUMS

For $1.00 of Variable Adjustment Amount or Paid-Up Whole Life Level Insurance. Values shown are applicable on policy anniversaries. The net single premium as of a date during a policy year shall be determined by interpolation between the values applicable on the immediately preceding and immediately following anniversaries.


  Age of                    Age of                    Age of                    Age of                     Age of
  Insured          Net      Insured           Net     Insured         Net       Insured         Net       Insured            Net
  (Nearest        Single    (Nearest        Single    (Nearest      Single     (Nearest       Single      (Nearest         Single
  Birthday)       Premium   Birthday)       Premium   Birthday)     Premium     Birthday)     Premium     Birthday)        Premium
  ---------       -------   ---------       -------   ---------     -------     ---------     -------     ---------        -------

                                                          MALE INSURED
                                                          ------------

      1           $.08655      21           $.16103      41          $.30630      61           $.54739       81          $ .80702
      2            .08901      22            .16584      42           .31623      62            .56124       82            .81756
      3            .09165      23            .17087      43           .32641      63            .57516       83            .82774
      4            .09441      24            .17613      44           .33683      64            .58909       84            .83745
      5            .09731      25            .18165      45           .34748      65            .60301       85            .84665

      6            .10038      26            .18744      46           .35837      66            .61689       86            .85536
      7            .10361      27            .19351      47           .36951      67            .63072       87            .86362
      8            .10702      28            .19985      48           .38089      68            .64453       88            .87153
      9            .11061      29            .20646      49           .39252      69            .65831       89            .87920
     10            .11436      30            .21334      50           .40440      70            .67206       90            .88679

     11            .11828      31            .22049      51           .41653      71            .68574       91            .89444
     12            .12232      32            .22790      52           .42888      72            .69929       92            .90237
     13            .12645      33            .23558      53           .44143      73            .71262       93             91083
     14            .13063      34            .24352      54           .45416      74            .72564       94            .92013
     15            .13484      35            .25173      55           .46704      75            .73828       95            .93048

     16            .13906      36            .26019      56           .48007      76            .75052       96            .94201
     17            .14330      37            .26892      57           .49324      77            .76238       97            .95459
     18            .14757      38            .27790      58           .50655      78            .77391       98            .96774
     19            .15193      39            .28712      59           .52002      79            .78517       99            .98064
     20            .15640      40            .29659      60           .53364      80            .79621      100           1.00000

                                                          FEMALE INSURED
                                                          --------------

      1           $.07178      21           $.13538      41          $.26197      61           $.47686       81          $ .77229
      2            .07383      22            .13985      42           .27047      62            .49058       82            .78597
      3            .07602      23            .14449      43           .27917      63            .50455       83            .79922
      4            .07831      24            .14930      44           .28807      64            .51871       84            .81195
      5            .08072      25            .15429      45           .29719      65            .53301       85            .82411

      6            .08324      26            .15946      46           .30654      66            .54743       86            .83569
      7            .08589      27            .16482      47           .31613      67            .56201       87            .84673
      8            .08865      28            .17038      48           .32597      68            .57676       88            .85730
      9            .09155      29            .17613      49           .33604      69            .59177       89            .86749
     10            .09457      30            .18209      50           .34637      70            .60703       90            .87741

     11            .09773      31            .18825      51           .35693      71            .62253       91            .88720
     12            .10100      32            .19462      52           .36775      72            .63818       92            .89704
     13            .10438      33            .20122      53           .37880      73            .65388       93            .90712
     14            .10788      34            .20805      54           .39008      74            .66948       94            .91771
     15            .11146      35            .21510      55           .40160      75            .68489       95            .92905

     16            .11515      36            .22239      56           .41336      76            .70006       96            .94128
     17            .11895      37            .22990      57           .42540      77            .71496       97            .95429
     18            .12285      38            .23761      58           .43774      78            .72961       98            .96766
     19            .12689      39            .24554      59           .45042      79            .74406       99            .98064
     20            .13106      40            .25366      60           .46347      80            .75830      100           1.00000



V83-09-3B                          Page 3B

                          POLICY OWNER AND BENEFICIARY

OWNER. The Owner of this policy is the Insured unless otherwise stated in the application, or later changed. As Owner, you can exercise all the rights in this policy while the Insured is living. You do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The Beneficiary is as stated in the application, unless later changed. If two or more persons are named, those surviving the Insured will share equally unless otherwise stated.

We will pay any benefit for which there is no stated Beneficiary living at the death of the Insured to the children of the Insured who then survive, in equal shares. If none survive, we will pay the estate of the Insured.

CHANGES. While the Insured is living, you may change the Owner or Beneficiary by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice at our Administrative Office. If you change the Beneficiary, any previous arrangement you made under the Payment Options provision on page 8 is cancelled.

ASSIGNMENT. You may assign this policy, but we will not be bound by an assignment unless it is in writing and we have received it at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of any assignment.


                                  DEATH BENEFIT

The Death Benefit equals:

  o the face amount shown on page 3;

  o plus the sum, if positive, of the Variable Adjustment Amounts, for each separate account under this policy in which you have a cash value, for the policy year in which the Insured dies.

However, the Death Benefit will in no event be less than the amount of Paid-up Whole Life Level Insurance that could be purchased by the Account Value at the Insured's death on the basis of the Table of Net Single Premiums on page 3B.

See page 10 for a description of how the Variable Adjustment Amount for each separate account is determined.

                                  ACCOUNT VALUE

The policy's Account Value will vary daily with the performance of the separate accounts in which you have an Account Value under this policy. See page 11 for a description of how the Account Value is determined.

                                   CASH VALUE

You may give up this policy for its net cash value at any time while the Insured is living. The net cash value is the cash value minus any loan and loan interest.

We will determine the net cash value on the date we receive your signed request for it at our Administrative Office. The policy will terminate on the date you send the policy and the request to us.

CASH VALUE. The policy's cash value will vary daily with the performance of the separate accounts in which you have a cash value under this policy.

During the first ten policy years the cash value on any date will be equal to the product of (1) and (2), where:

(1) is the Account Value on that date; and

(2) is the Tabular Cash Value divided by the Tabular Account Value for that date.

Whenever the difference between the Account Value and cash value exceeds 9% of the single premium for this policy, we will increase the cash value by the amount of such excess.

Tabular Account Values and Tabular Cash Values are shown on page 3A.

After the tenth policy year, the cash value will equal the Account Value.


V83-09-3B                          Page 4

                                      LOANS

You may get a loan on this policy while it has a loan value. This policy will be the sole security for the loan.

The amount of the loan may not be more than the loan value. A loan must be at least $100 more than any existing loan and loan interest. Any existing loan and loan interest will be deducted from the new loan.

A loan, whether you repay it or not, will have a permanent effect on the Variable Adjustment Amounts, Death Benefit, Account Value and cash value under this policy.

We will allocate loans to the separate accounts based on your net cash value in each separate account as of the dates the loans are made. We will allocate loan repayments to the separate accounts based on the amount of your outstanding loans as to each separate account as of the dates the repayments are made.

LOAN VALUE.  The loan value is 90% of the policy's cash value.

LOAN  INTEREST.  Interest  on a loan  accrues  daily,  at an annual  rate of 5%.
Interest is due on each policy anniversary. If the interest is not paid when due, it will be added to the loan and bear interest at the loan rate.

When a loan plus loan interest first exceeds the cash value, we will mail to you and any assignee of record at last known addresses a notice that the policy will terminate if such excess amount is not repaid within 31 days after we mailed such notice.

REPAYMENT. You may repay a loan and loan interest in whole or in part at any time while the Insured is living and this policy is in effect. We will deduct any existing loan and loan interest from any benefits we pay at the Insured's death.


                              THE SEPARATE ACCOUNTS

We established and we maintain Separate Accounts I and II under the laws of New York State. Realized and unrealized gains and losses from the assets of Separate Accounts I and II are credited or charged against such accounts without regard to our other income, gains, or losses. Assets are put in Separate Accounts I and II to support this policy and other variable life insurance policies. Assets may be put in Separate Accounts I and II for other purposes, but not to support contracts or policies other than variable life insurance.

We expect the investments in Separate Account I will be, primarily, common stocks and other equity-type investments. We expect the investments in Separate Account II will be, primarily, short-term (not to exceed one year) money market instruments, such as: United States (U.S.) government and U.S. government agency securities; bank money instruments; time deposits; certificates of deposit; high grade commercial paper, including master demand notes; and repurchase agreements covering U.S. government obligations and certificates of deposit. But, we may invest the assets of Separate Accounts I and II in any legal investments. We will rely upon our own and outside counsel for advice in this regard.

Instead of making direct investments, we may also operate either Separate Account I or II as a unit investment trust, or other form. We would invest all or part of such account's assets in shares or units of a fund. We, an affiliate, or The Equitable Life Assurance Society of the United States would be the investment adviser and would invest the assets of the fund as above.

The assets of Separate Accounts I and II are our property. The portion of the assets of Separate Accounts I and II equal to the reserves and other policy liabilities with respect to such separate accounts will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of such separate accounts in excess of such reserves and liabilities to our general account.

We will value the assets of Separate Accounts I and II on each business day. A business day is any day on which the New York Stock Exchange is open for trading.

We have the right to create new separate accounts. We have the right to withdraw assets of a class of policies to which this policy belongs from either


V83-09-5                             Page 5

                         THE SEPARATE ACCOUNTS CONTINUED

separate account and put them in another separate account. If we do this, we will withdraw the same percentage of each investment in such separate account, but will avoid odd lots and fractions. We also have the right to combine any two or more separate accounts. The term "Separate Account I" or "Separate Account II" in this policy shall then refer to any other separate account in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

  1. register or deregister either separate account under the Investment Company Act of 1940;

  2. run either separate account under the direction of a committee, and to discharge such committee at any time; and

  3. restrict or eliminate any voting rights of policyowners, or other persons who have voting rights as to either separate account.

CHANGES OF INVESTMENT ADVISER OR INVESTMENT POLICY. Unless otherwise required by law or regulation, the investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of either separate account will not be changed unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, we have filed the process for getting such approval with the insurance supervisory official of the jurisdiction in which this policy is delivered.

                               INVESTMENT OPTIONS

ALLOCATION OF NET SINGLE PREMIUM. We will allocate to each separate account as of the Register Date a percentage of the Net Single Premium Amount shown on page
3. Such allocation will be based on the allocation percentages designated in the application for this policy.

TRANSFER OF ACCOUNT VALUES. You may ask us to transfer all or part of your Account Value in one of the separate accounts to the other. Only two such transfers may be made in a policy year. We will make the transfer as of the date we receive your written request for it at our Administrative Office.

                               EXCHANGE OF POLICY

You may exchange this policy for a policy of permanent fixed benefit insurance on the life of the Insured. You may make such an exchange within 24 months after the Date of Issue shown on page 3. We will not require evidence of insurability. We will require:

1. That this policy be in effect on the date of exchange; and

2. Repayment of any loan and loan interest on this policy.

The date of exchange will be the later of: (a) the date you send us this policy and the signed request on our form for such exchange; or (b) the date we receive at our Administrative Office any sum due to be paid for such exchange.

THE NEW POLICY. The new policy will be the "Single Premium Life Plan" policy being offered by The Equitable Life Assurance Society of the United States (Equitable) on the Date of Issue of this policy. It is a policy of permanent fixed benefit life insurance. It will have the same face amount, Register Date, Date of Issue, and Issue Age as this policy. The single premium for the new policy will be based on Equitable's rates in effect on its Register Date for the same class of risk as under this policy.


Upon request you will be told the amount of the single premium for the new policy, and of any extra sum required or allowance to be made for a premium or cash value adjustment that takes appropriate account of the premiums and cash values under this policy and under the new policy. If so required, we have filed a detailed statement of the method of computing such an adjustment with the insurance supervisory official of the jurisdiction in which this policy is delivered.




V83-09-5                           Page 6

                               GENERAL PROVISIONS

THE CONTRACT. This insurance is granted in consideration of payment of the single premium for this policy shown on page 3. This policy and the application (a copy of which is attached at issue) constitute the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

The contract may not be modified, nor may any of our rights or requirements be waived, except in writing signed by our President, one of our Vice Presidents, or by our Secretary or Treasurer.

INCONTESTABILITY All statements made in the application are representations and not warranties. We have the right to contest the validity of this policy based on material misstatements made in the application. However, this policy will become incontestable after it has been in effect during the lifetime of the Insured for two years from the Date of Issue shown on page 3.

AGE AND SEX. If the Insured's age or sex has been misstated, any benefits will be those that the premium paid would have purchased at the correct age and sex.

SUICIDE EXCLUSION. If the Insured commits suicide, while sane or insane, within two years after the Date of Issue shown on page 3, our liability will be limited to the payment of a single sum equal to the premium paid, minus any loan and loan interest.

POLICY PERIODS AND ANNIVERSARIES. Policy years and policy anniversaries are measured from the Register Date. If the end of a policy year is indicated by an age, it ends on the policy anniversary nearest the birthday on which the Insured reaches that age.

REPORTS. Each policy year after the first we will give you a report showing the Death Benefit, the Account Value and the cash value as of the first day of such year. The amount of any existing loan and the accrued loan interest for the previous policy year will also be shown. We will also give you such other reports as may be required by law.

BASIS OF COMPUTATION. Account Values, reserves and net single premiums are based
on  the  Commissioners  1980  Standard  Ordinary  Mortality  Table.   Continuous
functions are used with interest compounded annually at 4%.

The cash values are equal to or more than those required by law. If so required, we have filed a detailed statement of the method of computing cash values with the insurance supervisory official of the jurisdiction in which this policy is delivered. The Tabular Account Value at the end of each policy year equals the tabular reserve. Our expense and mortality results will not adversely affect the dollar amount of insurance benefits or Account Values or cash values.

DETERMINATION AND PAYMENT OF VARIABLE BENEFITS. We will make payments under this policy as follows:

  o A cash value will be paid within 7 days after we receive your policy and request at our Administrative Office;

  o A loan will be paid within 7 days after we receive your request at our Administrative Office; and

  o The  insurance  benefits  will be paid within 7 days after we receive at our
    Administrative   Office  proof  of  the   Insured's   death  and  all  other
    requirements deemed necessary before such payment may be made.

We may not be able to sell securities or determine the value of the assets of the separate accounts if: (1) the New York Stock Exchange is closed; (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency; or (3) the Securities and Exchange Commission by order permits us to defer payments for the protection of our policy owners. During such times we may defer:

  1. Determination of Account Values;

  2. Determination and payment of cash values;

  3. Payment of loans;

  4. Determination of a change in a Variable Adjustment Amount, and payment of any portion of the Death Benefit equal to the Variable Adjustment Amount;

  5. Any requested transfer of Account Value; and

  6. Use of insurance benefits under the Payment Options.


V83-09-7                           Page 7

                                 PAYMENT OPTIONS

Payments under  these   options  will  not  be affected by the investment
         experience of any separate account after proceeds are applied under such options.

Instead of having the insurance benefits or net cash value paid immediately in one sum, you can choose another form of payment for all or part of them. If you do not arrange for this before the Insured dies, the Beneficiary will have this right when the Insured dies. Arrangements you make, however, cannot be changed by the Beneficiary after the Insured's death. The options are:

1. DEPOSIT OPTION: Left on deposit for a period mutually agreed upon, with interest paid at the end of each month, each 3 months, each 6 months or each 12 months, as chosen.

2. INSTALMENT OPTIONS:

   A. FIXED PERIOD: Paid in equal instalments for a specified number of years (not more than 30). The instalments will not be less than those shown in the Table of Guaranteed Payments on page 9.

   B. FIXED AMOUNT: Paid in instalments as mutually agreed upon until the amount applied, together with interest on the unpaid balance, is used up.

3. LIFE INCOME OPTIONS:

   Paid as a monthly income for life in an amount we determine but not less than shown in the Table of Guaranteed Payments on page 9. We guarantee payments for life and in any event for 10 years, 20 years, or until the payments we make equal the amount applied (called "refund certain"), according to the "certain" period chosen.

4. OTHER: We will apply the sum under any other option requested that we make available at the time of the Insured's death or net cash value withdrawal.

We guarantee interest under Option 1 at the rate of 3% a year and under Option 2 at 3-1/2% a year, or such higher rates as we may determine. We may allow excess interest under Options 1 and 2.

The payee under an option may name and change a successor payee for any amount we would otherwise pay the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Choices (or any later changes) under these options will be made and will take effect in the same way as a change of Beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

V83-09-7                            Page 8

                          TABLE OF GUARANTEED PAYMENTS

                 MINIMUM AMOUNT FOR EACH $1,000 OF ORIGINAL SUM

                               OPTION 2

                      FIXED PERIOD INSTALLMENTS
                      -------------------------
         Number
       of Years'                 Monthly               Annual
      Instalments              Instalment            Instalment
      ------------             -----------          -----------
            1                     $84.70              $1000.00
            2                      43.08                508.60
            3                      29.21                344.86
            4                      22.28                263.04
            5                      18.12                213.99

            6                      15.36                181.32
            7                      13.38                158.01
            8                      11.91                140.56
            9                      10.76                127.00
           10                       9.84                116.18

           11                       9.09                107.34
           12                       8.47                 99.98
           13                       7.94                 93.78
           14                       7.49                 88.47
           15                       7.11                 83.89

           16                       6.77                 79.89
           17                       6.47                 76.37
           18                       6.20                 73.25
           19                       5.97                 70.47
           20                       5.76                 67.98

           21                       5.57                 65.74
           22                       5.40                 63.70
           23                       5.24                 61.85
           24                       5.10                 60.17
           25                       4.97                 58.62

           26                       4.84                 57.20
           27                       4.73                 55.90
           28                       4.63                 54.69
           29                       4.54                 53.57
           30                       4.45                 52.53

If installments are paid every 3 months, they will be 25.32% of the annual installments. If they are paid every 6 months, they will be 50.43% of the annual installments.




                                    OPTION 3

                               MONTHLY LIFE INCOME
                               -------------------

                       10 Years Certain               20 Years Certain                 Refund Certain
                       ----------------               ----------------                 --------------

      AGE             Male           Female           Male          Female           Male           Female
      ---             ----           ------           ----          ------           ----           ------
      50             $4.50            $3.96           $4.27          $3.89          $ 4.28           $3.87
      51              4.58             4.02            4.32           3.94            4.35            3.93
      52              4.67             4.09            4.38           4.00            4.42            3.99
      53              4.75             4.16            4.44           4.06            4.50            4.05
      54              4.85             4.24            4.50           4.12            4.58            4.11

      55              4.94             4.32            4.56           4.18            4.66            4.18
      56              5.04             4.40            4.62           4.24            4.74            4.25
      57              5.15             4.49            4.68           4.31            4.83            4.33
      58              5.26             4.58            4.74           4.38            4.93            4.41
      59              5.37             4.68            4.81           4.45            5.03            4.49

      60              5.49             4.78            4.86           4.52            5.13            4.58
      61              5.62             4.89            4.92           4.59            5.24            4.67
      62              5.75             5.00            4.98           4.66            5.35            4.77
      63              5.88             5.12            5.04           4.73            5.48            4.88
      64              6.03             5.25            5.09           4.80            5.60            4.99

      65              6.17             5.39            5.14           4.88            5.74            5.10
      66              6.32             5.53            5.19           4.95            5.88            5.22
      67              6.48             5.68            5.24           5.01            6.03            5.35
      68              6.64             5.83            5.28           5.08            6.18            5.49
      69              6.80             6.00            5.32           5.14            6.35            5.64

      70              6.97             6.17            5.35           5.20            6.53            5.79
      71              7.15             6.34            5.38           5.26            6.71            5.96
      72              7.32             6.53            5.41           5.30            6.91            6.13
      73              7.50             6.72            5.43           5.35            7.12            6.32
      74              7.67             6.92            5.45           5.38            7.34            6.52

      75              7.85             7.12            5.47           5.42            7.58            6.73
      76              8.02             7.32            5.48           5.44            7.82            6.96
      77              8.19             7.53            5.49           5.46            8.09            7.21
      78              8.36             7.75            5.50           5.48            8.38            7.47
      79              8.52             7.96            5.50           5.49            8.67            7.75

      80              8.67             8.16            5.51           5.50            9.00            8.05
      81              8.81             8.36            5.51           5.51            9.34            8.39
      82              8.94             8.55            5.51           5.51            9.70            8.73
      83              9.06             8.73            5.51           5.51           10.10            9.12
      84              9.16             8.90            5.51           5.51           10.52            9.53
   85 & over          9.26             9.05            5.51           5.51           10.96            9.97

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.

V83-09-9                            Page 9

                                BASIS OF VALUES

ACTUAL NET RATE OF RETURN (ACTUAL NRR). For each separate account, the Actual Net Rate of Return for a policy year reflects the account's:

  o investment income;

  o plus realized and unrealized capital gains;

  o minus realized and unrealized capital losses;

  o minus any charge for taxes or amounts set aside as a reserve for taxes;

  o minus a charge not exceeding .25% per year for investment management expenses; and

  o minus a charge not exceeding .50% per year for mortality, expenses and other risks.

The Actual NRR for a period less than a year will be calculated in a consistent manner.

BASE NET RATE OF RETURN (BASE NRR). The Base NRR is 4% per year. (It is a pro-rata part of 4% for periods of less than a year.)

If the Actual NRR for all separate accounts always equals the Base NRR, then:

  o the Death Benefit will always equal the Face Amount; and

  o the Account Value at the end of each policy year will equal the Tabular Account Value shown on page 3A.

VARIABLE ADJUSTMENT AMOUNT (VAA). The VAA for a policy year is the amount of insurance in effect for that policy year due to investment performance in past years. On each policy anniversary we will determine a new VAA for the next policy year. We will do this independently for each separate account, taking into account the Actual NRR for the last policy year.

For the first policy year the VAA for each separate account is zero. For later policy years, the VAA for each separate account will equal the sum of the VAA Change Amounts for all prior policy years, including the current year. A VAA does not change during a policy year.

VAA CHANGE AMOUNT. For each policy year after the first, the VAA Change Amount for each separate account may be positive or negative. It will equal the product of the following Items (a) and (b) divided by Item (c).

  (a) The Actual NRR for the separate account minus the Base NRR for that policy year.

  (b) The Benefit Base for the separate account as of the last policy anniversary.

  (c) The Net Single Premium per $1.00 of VAA for the current policy anniversary as shown on page 3B.

BENEFIT BASE. For each separate account, the Benefit Base on the Register Date is the product of the following Items (1) and (2):

  (1) The Allocation Percentage designated in the application for this policy.

  (2) The Net Single Premium Amount shown on page 3.

On policy anniversaries, the Benefit Base for a separate account is the sum of the following Items (1) and (2), minus Item (3):

   (1) The Tabular Account Value on that anniversary, multiplied by the following amount immediately before that anniversary: The Benefit Base in that separate account divided by the sum of the Benefit Bases for all separate accounts in which you have an Account Value.

   (2) The Net Single Premium for the VAA for that separate account on that anniversary.

   (3) Any outstanding loan, plus interest for the separate account as of that policy anniversary.

The Net Single Premium Amount, Tabular Account and Cash Values and Net Single Premiums for the VAA are shown on pages 3, 3A and 3B, respectively.



V83-09-9                            Page 10

                           BASIS OF VALUES CONTINUED



For each separate account, the VAA Change Amount will also reflect the effect of:

  1. All new policy loans and repayments during the previous policy year; and

  2. All transfers of Account Value to or from that separate account during the previous policy year.

CALCULATION OF ACCOUNT VALUES. The Account Value of this policy on the Register Date is the net single premium shown on page 3. The Account Value of this policy on any date after the Register Date is the sum of your Account Values in each separate account on that date. Your Account Value in each separate account on any date is the sum of the following Items (1), (2) and (3):

  (1) The Tabular Account Value on that date, multiplied by the following amount immediately before that date: The Account Value in that separate account divided by the sum of your Account Values in all of the separate accounts.

  (2) The Net Single Premium on that date for the current VAA for that separate account.

  (3) If the date is not a policy anniversary, the product of the following Items (a) and (b):

     (a) The Actual NRR for that separate account minus the Base NRR for the time elapsed since the last policy anniversary.

     (b) The Benefit Base for that separate account on the last policy anniversary.

For each separate account, the Account Value will also reflect the effect of:

  1. All new policy loans and repayments since the last policy anniversary; and

  2. All transfers of Account Value to or from that separate account since the last policy anniversary.

If for any reason the Account Value in a separate account is zero, we will cancel the VAA and any policy loan as to such separate account and reallocate them to the other separate account.

TABULAR ACCOUNT AND CASH VALUES (TAV and TCV). The tables of TAV's and TCV's on page 3A show them at the end of the first 20 policy years and at certain attained ages. We will determine the TAV and TCV on other dates in a consistent manner with allowance for time elapsed. Any TAV's and TCV's not shown will be furnished on request.



V83-09-11                          Page 11

                                    EQUITABLE
                         VARIABLE LIFE INSURANCE COMPANY
                                  [EVLICO LOGO]
            Home Office: 1285 Avenue of the Americas, New York, New York 10019

VARIABLE
LIFE
INSURANCE
POLICY


          Single Premium Whole Life Plan--Level Face Amount. Variable insurance payable upon death. Guaranteed Minimum Death Benefit. Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 83-09